Exhibit 99.2

JUPITERMEDIA ANNOUNCES COMPLETION OF SALE OF JUPITERIMAGES

TO GETTY IMAGES AND CHANGE OF JUPITERMEDIA NAME TO

WEBMEDIABRANDS

DARIEN, CT (February 23, 2009) - Jupitermedia Corporation (“Jupitermedia”) (NASDAQ: JUPM) announced today that it has completed the previously announced sale of Jupiterimages Corporation (“Jupiterimages”), a wholly-owned subsidiary of Jupitermedia, to Getty Images, Inc. (“Getty Images”) for $96 million in cash, subject to certain post-closing adjustments (the “Sale”).

In connection with the Sale, Jupitermedia terminated its Credit Agreement with KeyBank National Association (“KeyBank) and applied approximately $82 million of the proceeds from the Sale to repay all outstanding indebtedness. Jupitermedia’s existing interest rate swap arrangement with KeyBank will remain outstanding.

In addition, Jupitermedia announced that it will change its name to “WebMediaBrands Inc.” and its NASDAQ symbol to WEBM, effective February 24, 2009.

The sale of Jupiterimages to Getty Images and the name change were approved by Jupitermedia’s stockholders during a special meeting held on February 20, 2009.

WebMediaBrands will continue to operate the BtoB online communities that were not sold to Getty Images. These communities are comprised of Internet.com for IT managers and Web developers; Mediabistro.com for media, publishing and communications professionals; and Graphics.com for design and creative professionals. These three communities have a combined 22 million unique visitors and 70 million page views.

For information on Jupitermedia Corporation contact:

Adrian Maynard

Director of Marketing

212-389-2005

press@jupitermedia.com or press@webmediabrands.com

All current Jupitermedia and WebMediaBrands Inc. press releases can be found online at www.jupitermedia.com/corporate/press.html

For information on Jupiterimages or Getty Images contact:

Bridget Russel

Senior Director, Corporate Communications

206.925.6405

bridget.russel@gettyimages.com

Alison Crombie

Senior Director, Public Relations

+44 (0) 207 424 8081

alison.crombie@gettyimages.com